Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

June 19, 2006	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY

ANNOUNCES START UP OF PAPER MACHINE

PRYOR, OKLAHOMA (June 16, 2006) – Orchids Paper Products Company (AMEX:TIS) announced today that its new paper machine has begun operations and is producing saleable parent rolls at expected start-up rates. The company believes that when the start-up process is completed, the paper machine will operate at a rate of approximately 35,000 tons per year.

Michael Sage, the Company’s Chief Executive Officer and President, said: “We are extremely pleased with the start-up to date. The on-time start-up is a reflection of the quality work by our employees, our engineering company and the paper machine manufacturer.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the company and its products visit the company’s website at http://www.orchidspaper.com.